Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Expands Commercial Leadership
Brian Hansen named EVP and Chief Commercial Officer, Lori Gildea named VP, Sales

San Diego, February 2, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim®, t:slim G4™ and t:flex® Insulin Pumps, today announced that Brian Hansen has joined the Company as Executive Vice President and Chief Commercial Officer, and Lori Gildea as Vice President, Sales.  Mr. Hansen is responsible for managing the strategic direction of the commercial organization with an emphasis on customer satisfaction, and functional responsibility for sales, marketing and customer service. Ms. Gildea is leading the Company's sales and sales support efforts, which focus on offering a portfolio of insulin pumps to meet the diverse needs of the diabetes community.

"It's an exciting time for our commercial organization as we enter 2016 with three insulin pump offerings, a #1 customer service rating, and an expanding sales and clinical team,” said Kim Blickenstaff, president and CEO, Tandem Diabetes Care. “Brian and Lori have dynamic leadership skills that will leverage this momentum to further develop our commercial organization as we enter our next phase of growth.”

Prior to joining Tandem, Mr. Hansen was Chief Commercial Officer at Adaptive Biotechnologies Corporation. Before that, he held executive and senior-level positions at Genoptix (a Novartis-owned company), Gen-Probe (acquired by Hologic in 2012) and Fischer Scientific. Mr. Hansen received an MBA from the School of Business at San Diego State University and a BS in Business Administration from the University of Missouri – Columbia.

Before joining Tandem, Ms. Gildea was Area Vice President of Sales at Iroko Pharmaceuticals. Prior to that, she served in various sales leadership positions at Valeant Pharmaceuticals, AstraZeneca, and Sanofi. She began her career at Bausch + Lomb. Ms. Gildea holds an MBA from Villanova University and a BS in Business Administration (Marketing) from Millersville University of Pennsylvania.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex®

Exhibit 99.1

Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/TandemDiabetes.

t:slim, t:flex, Micro-Delivery and Tandem Diabetes Care are registered trademarks, and t:slim G4 and t:simulator are trademarks of Tandem Diabetes Care, Inc.

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